                                                                    Exhibit 99.3

                              OPTION AGREEMENT


          OPTION AGREEMENT, dated as of April 30, 1995 (this "Agreement"), among Imperial Chemical Industries PLC, a corporation organized under the laws of England ("Buyer"), GDEN Corporation, a New York corporation and an indirect wholly owned subsidiary of Buyer ("Merger Subsidiary"), Corimon Corporation, a Delaware corporation ("Stockholder" or "Corimon Corp."), and Corimon, S.A.C.A., a Venezuelan corporation ("Corimon").

          WHEREAS, Buyer and Merger Subsidiary have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), with Grow Group, Inc., a New York corporation (the "Company"), which provides, among other things, for the acquisition by Buyer or its assignee of all the outstanding shares of Common Stock, par value $0.10 per share, of the Company (the "Company Common Stock") through (a) a tender offer (the "Offer") for all shares of the Company Common Stock for $18.10 per share, net to the sellers thereof in cash (the "Per Share Amount"), subject to any amounts required to be withheld under applicable federal, state, local or foreign income tax regulations and (b) a second-step merger pursuant to which Merger Subsidiary will merge with and into the Company (the "Merger") and all outstanding shares of the Company Common Stock other than shares of the Company Common Stock held by the Company as treasury stock or owned by Buyer, Merger Subsidiary or any other subsidiary of Buyer will be converted into the right to receive the Per Share Amount in cash, subject to any amounts required to be withheld under applicable federal, state, local or foreign income tax regulations; and

          WHEREAS, as of the date hereof, Stockholder owns beneficially 4,025,841 shares of Company Common Stock (the "Shares");

          WHEREAS, as a condition to the willingness of Buyer and Merger Subsidiary to enter into the Merger Agreement, Buyer and Merger Subsidiary have required that the Stockholder agree, and in order to induce Buyer and Merger Subsidiary to enter into the Merger Agreement, the Stockholder has agreed, to grant Buyer an option to purchase the Shares in accordance with the terms of this Agreement; and

          WHEREAS, members of the Board of Directors of the Company who are not designees of Corimon, in accordance with the Standstill Agreement between the Company, Corimon and Stockholder, dated July 21, 1992, as amended, have adopted a resolution permitting Stockholder and Corimon to enter into and perform their obligations under this Agreement;

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:


                                   ARTICLE I

                                    OPTION

          Section 1.1.  Grant of Stock Option.  Stockholder hereby irrevocably
                        ---------------------
grants to Buyer an option (the "Option") to purchase the Shares at a purchase price of $17.50 per Share (the "Purchase Price").

          Section 1.2.  Exercise of Option.  (a) Subject to the satisfaction of
                        ------------------
the conditions set forth in Section 1.4 hereof, the Option may be exercised by Buyer in whole but not in part at any time prior to the earlier of (i) November 5, 1995 and (ii) five business days after the Outside Termination Date (as defined in the Merger Agreement); provided that Buyer may exercise the Option only if the Minimum Condition has been satisfied. Upon exercise of the Option, Buyer shall send a written notice (the "Exercise Notice") to Stockholder specifying the places, the dates (which (a) in the case of 2,173,362 Shares, shall be two business days after the date of the Exercise Notice; (b) in the case of 1,336,360 Shares, shall be a business day not less than 10 calendar days, nor more than 15 calendar days after the date of the Exercise Notice; and
(c) in the case of 516,129 Shares, shall be a business day not less than 15 calendar days nor more than 20 calendar days after the date of the Exercise Notice), and the times for the closings of such purchases. The closings of the purchases of the Shares (the "Closings") shall take place in New York, New York at the places, on the dates and at the times designated by Buyer in its Exercise Notice, provided that if, at the date of any Closing herein provided for, the
        --------
conditions set forth in Section 1.4 shall not have been satisfied or waived by Stockholder, Buyer may postpone such Closing until a date within two business days after such conditions are satisfied. For purposes of this Agreement, the "Minimum Condition" shall have been satisfied only if (i) Buyer has paid for or accepted for payment all shares of Company Common Stock properly tendered and not withdrawn pursuant to the Offer (the "Tendered Shares") in accordance with the terms of the Offer and the Merger Agreement and (ii) the Tendered Shares plus the Shares constitute not less than a majority of the outstanding Shares of Company Common Stock on a fully diluted basis.

          (b) Buyer shall not be under any obligation to deliver any Exercise Notice and may allow the Option to expire without purchasing the Shares hereunder; provided however that once Buyer
                                                --------
has delivered to the Stockholder an Exercise Notice, subject to the terms and conditions of this Agreement, Buyer shall be bound to effect the purchase as described in such Exercise Notice; and provided further that if the Minimum
                                       --------
Condition is satisfied, Buyer shall thereafter be bound to exercise the Option within two business days following the date of such satisfaction.

          (c) Stockholder shall not, and shall not agree to, sell, assign, transfer, tender or otherwise dispose of any Shares to any Person or group that has commenced a tender offer for, or proposed to acquire, at least 50% of the outstanding Shares of Company Common Stock, except pursuant to, and at the price per share payable in, such offer or proposal.

          Section 1.3.  Closing.  At each Closing, (a) the Stockholder shall
                        -------
deliver or cause to be delivered to Buyer a certificate or certificates (the "Certificates") representing the number of Shares to be purchased at such Closing duly endorsed, or accompanied by stock powers duly executed in blank, with all required transfer tax stamps affixed thereto and (b) Buyer shall deliver to the Stockholder or its designee(s) a certified or bank cashier's check or checks payable to or upon the order of the Stockholder, or, at the option of Stockholder, a wire transfer to an account in the United States designated by Stockholder, in an amount equal to (i) the number of Shares to be purchased at such Closing multiplied by (ii) the Purchase Price (the "Purchase Amount").

          Section 1.4.  Conditions to the Stockholder's Obligations.  The
                        -------------------------------------------
obligation of the Stockholder to sell Shares at any Closing is subject to the following conditions:

         (i) All waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") applicable to the exercise of the Option shall have expired or been terminated.

        (ii) There shall be no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission having authority with respect thereto, nor any statute, rule, regulation or order promulgated or enacted by any such governmental authority, prohibiting or otherwise restraining the exercise of the Option or the sale of the Shares pursuant thereto.

          Section 1.5.  Adjustment Upon Certain Changes.  (a) In the event of
                        -------------------------------
any change in the Company's capital stock by reason of stock dividends, stock splits, mergers, consolidations, recapitalizations, combinations, conversions, exchanges of shares, extraordinary or liquidating dividends, or other changes in the corporate or capital structure of the Company, which would have the effect of diluting or changing the Buyer's rights hereunder, the number and kind of shares or securities subject to the Option and the purchase price per Share shall be appropriately and equitably adjusted so that the Buyer shall receive upon exercise of the Option the number and class of shares or other securities or property that the Buyer would have received in respect of the Shares purchasable upon exercise of the Option if the Option had been exercised immediately prior to such event.

          (b) In the event the consideration per Share paid by Buyer pursuant to the Offer or the Merger Agreement is increased, the Purchase Price shall be increased by an amount equal to the amount of such increase.


                                   ARTICLE II

                          COVENANTS OF THE STOCKHOLDER

          Section 2.1.  No Disposition or Encumbrance of Shares.  Except as
                        ---------------------------------------
contemplated by Article I above, and except for any Lien (as defined below) existing as of the date hereof, Stockholder hereby covenants and agrees, that, except as contemplated by this Agreement, it shall not, and shall not offer or agree to, sell, transfer, tender, assign, hypothecate or otherwise dispose of, or create or permit to exist any security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on Stockholder's voting or dispositive rights, charge or other encumbrance of any nature whatsoever (collectively, "Liens") with respect to the Shares. For the avoidance of doubt, Stockholder hereby agrees that it will not tender the Shares into the Offer unless directed to do so by Buyer; provided that if it is so directed by Buyer,
                                   --------
Stockholder will, to the extent permitted by the Permitted Liens (as defined below), properly tender or cause to be tendered the Shares into the Offer and, so long as the Option is outstanding, not withdraw such Shares; and provided
                                                                    --------
further that if the Shares are purchased pursuant to the Offer, Stockholder will pay, subject to applicable law, to Buyer a fee in cash equal to $.60 multiplied by the number of Shares (such fee to be paid by Stockholder upon payment by Buyer of the consideration for the Shares).

          Section 2.2.  No Solicitation of Transactions.  (a) Each of
                        -------------------------------
Stockholder and Corimon agrees that it shall not, and shall not permit any affiliate to, directly or indirectly, through any agent or representative or otherwise, (i) take any action to solicit, initiate or encourage any Acquisition Proposal (as defined below); (ii) except as may be required by Arthur Broslat, Philippe Erard and Harold Bittle (the "Corimon Directors") in the exercise of their fiduciary duties in their capacity as members of the Board of Directors of the Company, engage in negotiations with, or disclose any nonpublic information relating to the Company or any subsidiary of the Company or afford access to the properties, books or records of the Company or any subsidiary of the Company to, any Person (as defined below) that may be considering making, or has made, an Acquisition Proposal; or (iii) except as may be required by the Corimon Directors in the exercise of their fiduciary duties in their capacity as members of the Board of Directors of the Company, otherwise cooperate in any way with, or assist or participate in or facilitate or encourage, any effort or attempt by any Person to do or seek any of the foregoing. Except as may be required by the Corimon Directors in the exercise of their fiduciary duties in their capacity as members of the Board of Directors of the Company, each of Stockholder and Corimon agrees that it shall cease and cause to be terminated all existing discussions or negotiations in which it or any of its agents or other representatives is or has been engaged with any Person with respect to any of the foregoing. Stockholder and Corimon shall notify Buyer and the Company promptly after receipt of any Acquisition Proposal or any indication that any Person is considering making an Acquisition Proposal or any request for nonpublic information relating to the Company or any subsidiary of the Company or for access to the properties, books or records of the Company or any subsidiary of the Company by any Person that may be considering making, or has made, an Acquisition Proposal and will keep Buyer fully informed of the status and details of any such Acquisition Proposal, indication or request.

          For the purposes of this Agreement, (i) "Person" means an individual, a corporation, limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof other than Buyer or any of its affiliates and (ii) "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company or any subsidiary of the Company or the acquisition of any equity interest in, or a substantial portion of the assets of, the Company or any subsidiary of the Company, other than the transactions contemplated by the Merger Agreement.

          (b) If there shall be a conflict between the terms of this Agreement and the terms of the Merger Agreement with respect to the actions that may or shall be taken by any person pursuant to such person's fiduciary duties, the terms of the Merger Agreement shall supersede the terms of this Agreement.

          Section 2.3.  Voting Agreement.  Stockholder hereby agrees that prior
                        ----------------
to the time, if any, that the Merger Agreement is terminated, at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, Stockholder shall vote the Shares: (a) in favor of the Merger, the Merger Agreement (as amended from time to time) or any of the transactions contemplated by the Merger Agreement; and (b) against any proposal for any recapitalization, merger, sale of assets or other business combination between the Company and any Person (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which could result in any of the conditions to any party's obligations under the Merger Agreement not being fulfilled. Stockholder acknowledges receipt of a copy of the Merger Agreement.

          Section 2.4.  Certain Claims.  Each of Corimon and Stockholder agrees
                        --------------
that it will not assert that the Board of Directors of the Company has breached its fiduciary duties to Corimon and Stockholder if, at any time prior to the termination of the Merger Agreement, the Board of Directors of the Company refuses to accept or recommend an offer by a third party to acquire any or all of the outstanding shares of Company Common Stock for consideration not in excess of $18.10 per share. Subject to the consummation of the Offer, Corimon and Stockholder agree to waive any claims they may have against the Company or any of its officers or directors with respect to the ownership interest represented by the Shares to the extent such claims (i) arise under any contract or agreement with the Company or (ii) relate to an alleged breach of a fiduciary duty.


                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

          Section 3.1.  Representations and Warranties of Corimon and
                        ---------------------------------------------
Stockholder.
- -----------

(a) Each of Stockholder and Corimon hereby jointly and severally represents and warrants that:

    (i) it is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and it has all corporate power, authority, capacity and right to enter into this Agreement and to consummate the transactions contemplated hereby;

   (ii) the execution and delivery of this Agreement and the performance by it of its obligations hereunder are within its corporate powers and have been duly authorized by all necessary corporate action on its part; this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement enforceable by Buyer and Merger Subsidiary against it in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except for limitations imposed by general principles of equity;

  (iii) assuming compliance with the matters set forth in subsection (iv), no approval, authorization, consent or filing is required in connection with the execution, delivery and performance of this Agreement by it;

   (iv) assuming the applicable waiting periods under the HSR Act have expired or been terminated and assuming compliance with the Exchange Act and the Permitted Liens, the execution, delivery and performance of this Agreement by it does not and will not contravene or conflict with or, with the passage of time, the serving of notice or both, violate or constitute a default under any agreement, contract or other instrument, or any law, rule, regulation, order or decree, binding upon or applicable to it;

    (v) Stockholder is the sole beneficial owner of the Shares subject to no Liens except as set forth on Schedule A hereto (the "Permitted Liens"), and the Shares are the only shares of Company Common Stock which Stockholder or Corimon owns, has any rights to acquire or over which Stockholder or Corimon exercises control or direction either alone or in concert with third parties;

   (vi) Shareholder has provided Buyer with a true and correct copy of all agreements relating to the Permitted Liens;

  (vii) Stockholder has the right to dispose of and vote its Shares as provided in this Agreement subject to the Permitted Liens; and,

 (viii) at each Closing, Stockholder will convey to Buyer good and valid title to the Shares to be purchased at such Closing free and clear of any Liens, including without limitation, the Permitted Liens.

          Section 3.2.  Representations and Warranties of Buyer.  Buyer hereby
                        ---------------------------------------
represents and warrants that Buyer and Merger Subsidiary are each corporations duly incorporated and validly existing under the laws of their jurisdictions of incorporation, Buyer and Merger Subsidiary each has all necessary corporate power, authority, capacity and right to enter into this Agreement and to consummate the transactions contemplated hereby and this Agreement has been duly executed and delivered by Buyer and Merger Subsidiary and constitutes a valid and binding agreement enforceable by Stockholder and Corimon against Buyer and Merger Subsidiary in accordance with its terms except as the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except for limitations imposed by general principles of equity.


                                   ARTICLE IV

                                 MISCELLANEOUS

          Section 4.1.  Expenses.  Except as otherwise provided herein or in the
                        --------
Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

          Section 4.2.  Further Assurances.  Subject to any applicable limits on
                        ------------------
Buyer's and Merger Subsidiary's obligations under the Merger Agreement, each of Stockholder, Corimon, Buyer and Merger Subsidiary will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to permit the consummation of the transactions contemplated hereby and to coordinate a mutually convenient closing. Stockholder and Corimon agree to use their best efforts to take all necessary actions, and to obtain all necessary consents and amendments, with respect to the Permitted Liens (i) to permit each of the Closings to take place as promptly as possible after the satisfaction of the Minimum Condition and (ii) if requested by Buyer, to permit Stockholder to tender the Shares into the Offer in accordance with Section

2.1; Buyer agrees to cooperate with and assist Stockholder and Corimon with respect to the foregoing.

          Section 4.3.  Specific Performance.  The parties hereto agree that
                        --------------------
irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

          Section 4.4.  Entire Agreement.  This Agreement constitutes the entire
                        ----------------
agreement among Buyer, Merger Subsidiary, Stockholder and Corimon with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among Buyer, Merger Subsidiary, Stockholder and Corimon with respect to the subject matter hereof.

          Section 4.5.  Assignment.  This Agreement shall not be assigned,
                        ----------
except that Buyer may assign all or any of its rights and obligations hereunder to any affiliate of Buyer, provided that no such assignment shall relieve Buyer
                           --------
of its obligations hereunder if such assignee does not perform such obligations.

          Section 4.6.  Parties in Interest.  This Agreement shall be binding
                        -------------------
upon, inure solely to the benefit of, and be enforceable by, the parties hereto and the Company and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          Section 4.7.  Amendment; Waiver.  This Agreement may not be amended
                        -----------------
and no provision of this Agreement may be waived except by an instrument in writing signed by the parties hereto and the Company.

          Section 4.8.  Severability.  If any term or other provision of this
                        ------------
Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

          Section 4.9.  Notices.  All notices, requests and other communications
                        -------
to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

          if to Buyer or to Merger Subsidiary, to:

               Imperial Chemical Industries PLC
               9 Millbank
               London SW1P 3JF
               England
               Telecopy:  011-44-171-798-5878
               Attention: The Secretary

          with a copy to:

               Paul R. Kingsley, Esq.
               Davis Polk & Wardwell
               450 Lexington Avenue
               New York, New York  10017
               Telecopy: (212) 450-4800

          if to Stockholder or Corimon, to:

               Corimon, S.A.C.A.
               Calle Hans Neumann Edf. Corimon
               Los Cortijos de Lourdes
               Caracas, Venezuela  0171
               Telecopy:  582-203-5707
               Attention:  Arthur Broslat

          with a copy to:

               David M. Kies, Esq.
               Sullivan & Cromwell
               125 Broad Street
               New York, New York  10004
               Telecopy:  (212) 558-3588

In addition, copies of all notices hereunder shall be given to the Company in accordance with Section 11.01 of the Merger Agreement.

          Section 4.10.  Termination; Survival.  This Agreement shall terminate
                         ---------------------
upon termination of the Merger Agreement, provided that a party will not be relieved from liability for any breach of this Agreement. All representations and warranties contained in this Agreement shall survive delivery of and payment for the Shares.

          Section 4.11.  Corimon Guaranty.  Corimon hereby confirms the
                         ----------------
representations and warranties of Stockholder contained herein and irrevocably and unconditionally guarantees to Buyer and Merger Subsidiary the prompt and full discharge by Stockholder of all of Stockholder's covenants, agreements, obligations and liabilities under this Agreement (collectively, the "Stockholder Obligations"), in accordance with the terms hereof, in each case as if the Stockholder Obligations were direct and primary obligations of Corimon. If Stockholder shall default in the due and punctual performance of any Stockholder Obligations, Corimon will forthwith perform or cause to be performed such Stockholder Obligation at its sole cost and expense. The guaranty evidenced hereby is a guaranty of payment and performance and not a guaranty of collection. Corimon agrees to pay the expenses and costs (including, without limitation, reasonable attorneys' fees and expenses) incurred by Buyer in connection with any action, suit or proceeding brought or maintained against Corimon to enforce this guaranty. Corimon hereby agrees that its obligations under this guaranty shall be unconditional, irrespective of (a) any change in the time, manner or place of payment, time or manner of performance or any other term of the Stockholder Obligations or (b) any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a guarantor, other than payment or satisfaction of the Stockholder Obligations in full.

          Section 4.12.  Governing Law.  This Agreement shall be governed by,
                         -------------
and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

          Section 4.13.  Jurisdiction.  Any suit, action or proceeding seeking
                         ------------
to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall only be brought in the United States District Court for the Southern District of New York or any other New York State court sitting in New York City, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 4.9 shall be deemed effective service of process on such party.

          Section 4.14.  Headings.  The descriptive headings contained in this
                         --------
Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          Section 4.15.  Counterparts.  This Agreement may be executed in one of
                         ------------
more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          IN WITNESS WHEREOF, Buyer, Merger Subsidiary, Corimon and Corimon Corp. have caused this Agreement to be executed by their duly authorized officers as of the date first written above.


                         Imperial Chemical Industries PLC



                         By:  /s/ John Thompson
                             ------------------
                             Name:  John Thompson
                             Title: Attorney in Fact


                         GDEN Corporation



                         By:  /s/John Danzeisen
                             ------------------
                             Name:  John Danzeisen
                             Title: Attorney-in-Fact


                         Corimon, S.A.C.A.



                         By:  /s/ Philippe Erard
                             -------------------
                             Name:  Philippe Erard
                             Title: President


                         By:  /s/ Arthur Broslat
                             -------------------
                             Name:  Arthur Broslat
                             Title: Executive Vice
                                       President


                         Corimon Corporation



                         By:  /s/ Arthur Broslat
                             -------------------
                             Name:  Arthur Broslat
                             Title: President


                         By:
                             --------------------------
                             Name:
                             Title:

                                   Schedule A
                                   ----------

Stock Purchase Agreement, dated July 21, 1992, among Corimon Corporation, Corimon, S.A.C.A. and Grow Group, Inc.

Standstill Agreement, dated July 21, 1992, among Corimon Corporation, Corimon, S.A.C.A. and Grow Group, Inc., as amended on February 14, 1995

Credit Agreement, dated as of August 10, 1994, between Corimon Corporation and The Chase Manhattan Bank (National Association), as amended in February 1995 (the only material effect of such amendment is that it extended the termination of the Credit Agreement to May 10, 1995)

Stock and Note Purchase Agreement, dated as of February 14, 1995, among Corimon, S.A.C.A., Corimon Corporation and Fidelity Capital & Investment Fund

Certificate of Designations of Series A Preferred Stock of Corimon Corporation, filed on February 13, 1995

Put Note due 2000 issued on February 14, 1995

Escrow Agreement, dated February 14, 1995, between Corimon Corporation and United States Trust Company of New York

Pledge Agreement, dated as of February 14, 1995, between Corimon Corporation and United States Trust Company of New York.

Collateral Agent Agreement, dated February 14, 1995, among Corimon Corporation, Fidelity Capital & Income Fund and United States Trust Company of New York

Security Agreement, dated as of August 10, 1994, between Corimon Corporation and the Chase Manhattan Bank (National Association)